Agreement for exclusive purchase right

The Agreement for the Exclusive Purchase Right, dated July 8, 2011 (this "Agreement"), is made in Beijing between and among the following parties:

(1)	Galaxy Strategy & Communications (Beijing) Management Co., Ltd. (北京银河星系管理咨询有限公司) (the "Party A"), a wholly-foreign owned company incorporated under the laws of the PRC, and having its registered office at Unit 1701-1703F, 37 Nanmofang Road, Chaoyang District, Beijing, with Qiang Wu as legal representative;

(2)	Ms. Haijuan Xu, (the "Party B"), a citizen of the PRC (PRC Identification Card No.: 372301197310180028), with residential address at Room 802, Block D, Hairun International Apartments, Jiangtai Road, Chaoyang District, Beijing; and

(3)	Beijing Lianhe Chuangxiang Advertising Co., Ltd. (北京联合创想广告有限公司) (the "Party C"), a limited liability company incorporated and existing under the laws of the PRC, and having its registered office at Unit 1211-2, Great Wall Building, 22 Shijingshan Road, Shijingshan District, Beijing, with Tongyue Qiao as legal representative.

As used in this Agreement, Party A, Party B, and Party C is "the Party" respectively, and "Parties to the Agreement" collectively.

WHEREAS,

1.	Party B is the controlling shareholder of Party C.

2.	Party C and Party A entered into a series of agreements such as Exclusive Consulting Services Agreement.

NOW, THEREFORE, Parties to the Agreement hereby agree as follows:

1.	Purchase and Sale of Equity Interest

1.1	Grant of purchase right

Party B hereby irrevocably grants to Party A or one or more persons designated by Party A (the "Designated Persons"), to the extent permitted by the laws of the PRC, an irrevocable exclusive right ("Purchase Right of Equity Interest") to purchase (in accordance with steps decided by Party A or the Designated Persons and at the price specified in Section 1.3 hereof) at any time from Party B all or part of Party B's equity interest in Party C. Except for Party A and the Designated Persons, Party B shall not grant such right to any other party. Party C hereby agrees to the grant of Purchase Right of Equity Interest from Party B to Party A.

In this Section and this Agreement, "person" has the meaning of natural person, corporation, joint venture, partnership, enterprise, trust or non-corporate organization.

1.2	Procedure

The performance of Purchase Right of Equity Interest by Party A shall be subject to the laws and regulations of PRC. Party A shall send a written notice (the "Notice of Purchase of Equity Interest") to Party B upon its exercise of the Purchase Right of Equity Interest, and the Notice of Purchase of Equity Interest shall have the following contents:

(a)	Party A's decision about the exercise of purchase right;

(b)	The equity interest to be purchased by Party A from Party B (the "Purchased Equity Interest");

(c)	Purchase date/equity interest transfer date.

1.3	Purchase Price

Except provided by the laws at that time or the parties agree otherwise, the price of the Purchased Equity Interest ("Purchase Price") shall be a nominal price (or the minimum price permitted by the applicable PRC laws).

The Purchase Price is subject to applicable laws and regulations of the PRC at that time.

1.4	Transfer of the Purchased Equity Interest

Every time Party A exercises the Purchase Right of Equity Interest:

(a)	Party B shall cause Party C to duly convene the shareholders meeting, to pass the decision or resolution to transfer the equity interest from Party B to Party A and/or the Designated Persons;

(b)	Party B shall, under the terms and conditions of this Agreement and the Notice of Purchase of Equity Interest, enter into equity transfer agreement with Party A (or, in applicable situation, the Designated Persons);

(c)	The relevant parties shall execute all other requisite contracts, agreements or documents, acquire all requisite approvals and consents of the government, and, without any security interest, take all requisite actions to transfer the valid ownership of the Purchased Equity Interest to Party A and/or the Designated Persons, and to make Party A and/or the Designated Persons to be the registered owner of the Purchased Equity Interest. For the purpose of this Section and this Agreement, "security interest" has the meaning of security, mortgage, right or interest of the third party, any purchase right of equity interest, right of acquisition, pre-emptive right, set-off right, ownership detainment or other security arrangements. For the avoidance of doubt, it does not include the share pledge made for the interest of Party A, or any security interest agreed in writing by Party A in advance.

1.5	Payment

When exercising the Purchase Right of Equity Interest, Party A shall pay for the Purchase Price in cash or method agreed by Party A and Party B, and the payment method shall be in compliance with the PRC laws at that time.

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2.	Undertakings Relating to Equity Interest

2.1	Undertakings of Party C

Party C hereby undertakes:

(a)	not to amend, or supplement its Articles of Association, not to increase or reduce its registered capital, not to change the composition of its registered capital in any form, unless consented by Party A with prior written notice;

(b)	to maintain the existence of the company, to operate its business and handle its affairs prudently and effectively, in accordance with good financial and commercial standards and practices;

(c)	not to sell, transfer, mortgage or by any other means, dispose of any interests of its assets, business or income of a value of 3% or more of its audited NAV (including the intangible assets) as at the end of its previous fiscal year, not to permit any lien to be created over the same, unless consented by Party A with prior written notice;

(d)	without the prior written consent of Party A, not to incur, inherit, secure or allow the existence of any debt, other than those arising from its normal or day-to-day operations and which is not arising from a loan, or those already disclosed to and for which prior consent has been obtained from Party A;

(e)	to manage all its ordinary operations to keep the value of the assets and refrain from any action or inaction capable of adversely affecting its operations and asset value;

(f)	not to enter into any material contract with a value which is 10% or more of its audited NAV (including the intangible assets) as at the end of its previous fiscal year, without the prior written consent of Party A;

(g)	not to provide any loan or credit to any person without the prior written consent of Party A ;

(h)	Upon the request of Party A, to provide Party A in timely manner all operational, managerial and financial information of the company, and report any unusual event;

(i)	Party C purchases and holds all insurance from the insurance company accepted by Party A, and the insurance amount and category shall be the same with those held by the companies in the same area, operating the similar business and owning the similar properties and assets;

(j)	Without prior written consent by Party A, not to merge or associate with any person, or purchase any person or invest in any person;

(k)	not to change its business scope or principal business, without prior written consent of Party A;

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(l)	to immediately notify Party A the occurrence or the probable occurrence of any litigation, arbitration or administrative procedure related to its assets, business or income;

(m)	in order to keep the ownership of Party C to all its assets, to execute all requisite or appropriate documents, take all requisite or appropriate actions, make all requisite or appropriate claims, or make requisite or appropriate defences against all claims;

(n)	not to distribute any dividends to its shareholders without the prior written consent of Party A.

2.2	Undertakings of Party B

Party B undertakes:

(a)	Without prior written consent by Party A, from the execution date of this Agreement, not to sell, transfer, mortgage or dispose of in any other form any legal or beneficial interest of all or part of its equity interest in Party C, or to approve any other security interest on it, with the exception of the share pledge made for the interest of Party A;

(b)	Not to or to cause the authorized representative(s) commissioned by it not to approve at the shareholders meeting, with no prior written consent by Party A, any sale, transfer, mortgage or disposal in any other form of any legal or beneficial interest of all or part of its equity interest in Party C, or to approve any other security interest on it, with the exception of the share pledge made for the interest of Party A;

(c)	Not to or to cause the authorized representative(s) commissioned by it not to approve at the shareholders meeting Party C to, with no prior written consent by Party A, merge or associate with any person, or purchase any person or invest in any person;

(d)	To immediately notify Party A the occurrence or the probable occurrence of any litigation, arbitration or administrative procedure related to the equity interest owned by it in Party C;

(e)	To or to cause the authorized representative(s) commissioned by it to vote for approving at shareholders meeting this Agreement and the transfer of the Purchased Equity Interest provided for in the equity transfer agreement entered into pursuant to this Agreement;

(f)	In order to keep its ownership of the equity interest in Party C, to execute all requisite or appropriate documents, take all requisite or appropriate actions, make all requisite or appropriate claims, or make requisite or appropriate defences against all claims;

(g)	Upon the request of Party A at any time, to immediately transfer its equity interest to Party A or Designated Persons, and waive its pre-emptive right to the equity interest transferred from another available shareholder of Party C to Party A or the Designated Persons; and

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(h)	To prudently comply with the terms and conditions of this Agreement and other contracts entered into collectively or respectively by Party B, Party C and Party A, to duly perform all obligations under these contracts, without taking or not-taking any action that may affect the validity and enforceability of these contracts.

3.	Representations and Warranties of Party B and Party C

At the execution date of this Agreement and every transfer date, Party B and Party C hereby represent and warrant jointly and severably to Party A as follows:

(a)	It has the right and ability to enter into and deliver this Agreement, and any equity transfer agreement (each a "Transfer Agreement") having it as a party, for every single transfer of the Purchased Equity Interest according to this Agreement, and to perform its obligations under this Agreement and any Transfer Agreement. Upon execution, this Agreement and the Transfer Agreements having it as a party constitute a legal, valid and binding obligation of it which can be enforceable against it in accordance with the terms;

(b)	The execution or delivery of this Agreement and any Transfer Agreement and performance of the obligations under this Agreement and any Transfer Agreement do not: (i) cause to violate any relevant laws of PRC; (ii) constitute a conflict with its Articles of Association or other organizational documents; (iii) cause to breach any contract or instruments to which it is a party or having binding obligation on it, or constitute breaching of any contract or instruments to which it is a party or having binding obligation on it; (iv) cause to violate relevant granting of any permit or approval to it and/or any continuing valid condition; or (v) cause any consent or approval granted to it to be suspended, removed, or into which other requests be added;

(c)	Party B bears the good and sellable ownership of its equity interest in Party C. Party B does not set any security interest on the said equity interest, with the exception of the share pledge made for the interest of Party A or any share pledge agreed by Party A;

(d)	Party C does not have any outstanding debt, with the exception of (i) debt arising from its normal business; and (ii) debt that has been disclosed to Party A and has gained written consent from Party A;

(e)	Party C abides by all laws and regulations applicable to the purchase of assets;

(f)	No on-going, pending or probable litigation, arbitration or administrative procedure relating to equity interest or assets of Party C or the company.

4.	Effective Date

This Agreement shall be effective from the date of execution, and will remain so for song as Party C remains in operation.

5.	Applicable Law and Dispute Resolution

5.1	Applicable Law

The execution, validity, construing and performance of this Agreement, and resolution of the disputes under this Agreement, shall be governed by the laws of PRC.

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5.2	Dispute Resolution

Any dispute arising from the construing and performance of this Agreement shall be settled through friendly negotiation between the parties of this Agreement. If settlement cannot be reached after such negotiation within thirty (30) days after the date of the written notice sent by one party to the other requesting to settle the dispute, then each party shall have the right to refer the matter to China International Economic and Trade Arbitration Commission, for settlement by arbitration according to the valid arbitration rules at that time. The arbitration shall take place in Beijing. The arbitration decision is final, and is binding to both parties of this Agreement.

6.	Taxes and Expenses

Every party shall, according to laws of PRC, bear any and all transfer and registration taxes, costs and expenses for the preparation and execution of this Agreement and all Transfer Agreements, and those arising from or imposed on the party, to complete the transactions contemplated under this Agreement and all Transfer Agreements.

7.	Notices

This Agreement requires that notices or other communications sent by any party or company shall be written in Chinese, and be delivered in person, by mail or fax to other parties at the following addresses or other specified addresses noticed by other parties to the party from time to time. The date when the notice is deemed to be duly delivered shall be confirmed as follows: (a) for notices delivered in person, the date of delivery shall be deemed as having been duly given or made; (b) for notices delivered by mail, the tenth day of the delivery date of air certified mail with postage prepaid (as shown on stamp) or the forth day of the delivery date to the international professional courier company shall be deemed as having been duly given or made; and (c) for notices by telecopy, the receipt date showed on the delivery confirming paper of the relevant document shall be deemed as having been duly given or made.

Party A: Galaxy Strategy & Communications (Beijing) Management Co., Ltd. (北京银河星系管理咨询有限公司)

Registered address: Unit 1701-1703F, 37 Nanmofang Road, Chaoyang District, Beijing

Party B: Haijuan Xu

Residential address: Room 802, Block D, Hairun International Apartments, Jiangtai Road, Chaoyang District, Beijing

Party C: Beijing Lianhe Chuangxiang Advertising Co., Ltd. (北京联合创想广告有限公司)

Registered address: Unit 1211-2, Great Wall Building, 22 Shijingshan Road, Shijingshan District, Beijing

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8.	Confidentiality

Both the parties admit and confirm any oral or written materials exchanged by the parties relating to this Agreement are confidential. Both parties shall maintain the secrecy and confidentiality of all such materials. Without written approval by the other party, the party shall not disclose to any third party any relevant materials, but with the exception of the following: (a) the public knows or may know such materials (but not disclosed by the party accepting the materials); (b) materials needed to be disclosed subject to applicable ordinances; (c) Party A needs to make a disclosure in accordance with the requirements of the relevant listing rules of the stock exchange or laws of the listing or distribution venues; or (d) any party necessarily discloses materials to its legal or financial adviser relating to the transaction of this Agreement, and this legal or financial adviser shall have the obligation of confidentiality similar to that set forth in this Section. The breach of the obligation of confidentiality by staff or employed institution of any party shall be deemed as the breach of such obligation by that party, and by whom the liabilities for breach shall be bored. No matter this Agreement may terminate by any reason, this Section shall continue to be in force and in effect.

9.	Further Warranties

The Parties hereto agree to promptly execute documents reasonably requisite to the performance of the provisions and the aim of this Agreement or documents beneficial to it, and to take actions reasonably requisite to the performance of the provisions and the aim of this Agreement or actions beneficial to it.

10.	Others

10.1	Amendment, Modification and Supplement

Any amendment, modification or supplement of this Agreement shall be subject to the written agreement executed by each party.

10.2	Compliance with Laws and Regulations

The parties to this Agreement shall comply with and ensure the operation of each party to comply with all laws and regulations of PRC officially published and publicly available.

10.3	Complete Agreement

Except for a written amendment, supplement or modification to this Agreement following the date of execution, this Agreement constitutes the complete contract of the parties hereto with respect to the object hereof and supersedes all prior oral or written agreements, representation and contracts with respect to the object hereof.

10.4	Headings

The headings contained in this Agreement are for convenience of reference only and shall not affect the interpretation, explanation or in any other way the meaning of the provisions of this Agreement.

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10.5	Language

This Agreement is written in Chinese in three copies.

10.6	Severability

If any one or more provisions of this Agreement are judged as invalid, illegal or non-enforceable in any way according to any laws or regulations, the validity, legality and enforceability of other provisions hereof shall not be affected or impaired in any way. All parties shall, through good-faith negotiations, urge to replace those invalid, illegal or non-enforceable provisions with valid ones, and from such valid provisions, similar economic effects shall be tried to reach as from those invalid, illegal or non-enforceable provisions.

10.7	Successor

This Agreement shall be binding upon the successor of each party and the transferee allowed by each party.

10.8	Survival

(a)	Any obligations arising from, or becoming due as a result of, this Agreement, prior to the expiration or early termination of this Agreement shall continue to be effective following the expiration or early termination of this Agreement.

(b)	Section 5, Section 8 and Section 10.8 hereof shall survive the termination of this Agreement.

10.9	Waiver

Any party to this Agreement may waive the terms and conditions of this Agreement. Such waiver shall be valid only if set forth in an instrument in writing and signed by the party or parties to be bound thereby. Any waiver by a party to the breach hereof by other parties in certain situation shall not be construed as a waiver to any similar breach by other parties in other situation.

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Galaxy Strategy & Communications (Beijing) Management Co., Ltd.

By:	/s/ Qiang Wu
Authorised Signature and seal
Name: Qiang Wu
Title:

Haijuan Xu

/s/ Haijuan Xu
Signature

Beijing Lianhe Chuangxiang Advertising Co., Ltd.

By:	/s/ Tongyue Qiao
Authorised Signature and seal
Name: Tongyue Qiao
Title:

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